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                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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                                                              Year Ended May 31,
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In thousands except per share                   1996          1995         1994
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

AVERAGE SHARES OUTSTANDING
 Primary
    Average shares outstanding               11,054        12,253       11,208
    Stock options and other equivalents -
       treasury stock method using
       average market prices                    317           173          119
                                            -------       -------      -------
                                TOTALS       11,371        12,426       11,327
                                            =======       =======      =======

 Fully diluted
    Average common shares outstanding        11,054        12,253       11,208
    Stock options and other equivalents -
       treasury stock method using end of
       quarter market price if higher than
       average                                  347           173          139
    Assumed conversion of 9% convertible
       subordinated debentures                   --            --        1,251
                                            -------       -------      -------
                                TOTALS       11,401        12,426       12,598
                                            =======       =======      =======

INCOME APPLICABLE TO COMMON STOCK
 Primary
    Net income                              $79,954       $48,017      $25,751
    Adjustments
       Dividend on preferred stock              (28)          (30)         (30)
       Contingent price amortization            233           233          233
                                            -------       -------      -------
                                NET INCOME  $80,159       $48,220      $25,954
                                            =======       =======      =======

 Fully diluted
    Net income                              $79,954       $48,017      $25,751
    Adjustments
       9% convertible subordinated debenture
         interest, net of federal income tax
         effect                                  --           --         1,728
       Dividend on preferred stock              (28)         (30)          (30)
       Contingent price amortization            233          233           233
                                            -------      -------       -------
                                NET INCOME  $80,159      $48,220       $27,682
                                            =======      =======       =======

PER SHARE
 Primary
    Net income per common share and
      common equivalent share               $  7.05      $  3.88       $  2.29
                                            =======      =======       =======

 Fully diluted
    Net income per common share and
      dilutive common equivalent share      $  7.03      $  3.88       $  2.20*
                                            =======      =======       =======

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*Not separately disclosed on the Consolidated Statements of Income due to 9%
convertible subordinated debentures being converted in April 1994.

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